UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12.
Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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On or about January30, 2006, Vestin Fund II, LLC (“Fund II”) mailed to its unitholders the attached letter regarding the proposal to convert Fund II into a real estate investment trust.

January 30, 2006
Dear Vestin Fund II Unit Holder:
A few days ago, you received my letter discussing our plan to convert Vestin Fund II to a mortgage REIT. The mortgage REIT would invest in exactly the same type of mortgages as Fund II does now. The mortgage REIT would continue to be managed by Vestin Mortgage just as it is now. The shares of the mortgage REIT would be listed on a major stock exchange.
There is one primary issue and that is LIQUIDITY.
With a publicly traded mortgage REIT, you should be able to sell your shares on any trading day and receive your cash in 3 business days. Of course, you can decide to hold your shares for as long as you like if you don’t like the market price for the shares. The decision becomes totally yours and you can make it any day you want.
If Fund II remains as an LLC, you must wait your turn on the redemption list before you can redeem your units. For many of you, that is years away.
Voting FOR the mortgage REIT is the only most effective way for our unit holders to achieve immediate liquidity. With a publicly traded mortgage REIT there will be no more waiting list for liquidity.
If you want to have CONTROL over your money, vote FOR the mortgage REIT and return your proxy card as soon as possible.
The decision is yours.
We have filed with the SEC a proxy/prospectus and other materials relating to the proposed REIT conversion. The proxy statement/prospectus contain important information and we urge you to read them carefully. If you have questions, or need another copy of the definitive proxy statement/prospectus, or you need another proxy card please call 1-888-232-7612 immediately. The proxy statement/prospectus is also available free of charge on the SEC website at www.sec.gov.

Sincerely,
/s/ Mike Shustek
Mike Shustek